Exhibit 8.2

New York	Paris
Menlo Park	Madrid
Washington DC	Tokyo
São Paulo	Beijing
London	Hong Kong

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

May 4, 2015

Re:	Auris Medical Holding AG Common Shares Offering

Auris Medical Holding AG

Bahnhofstrasse 21

6300 Zug

Switzerland

Ladies and Gentlemen:

We are acting as United States counsel to Auris Medical Holding AG, a corporation organized under the laws of Switzerland (the “Company”), in connection with the preparation of the Registration Statement on Form F-1 (the “Registration Statement”) and the related Prospectus (the “Prospectus”) filed with the United States Securities and Exchange Commission (File No. 333-203554) by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) 6,000,000 of its Common Shares (nominal value CHF 0.40 per Common Share).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm our opinion set forth under the caption “Taxation – Material U.S. Federal Income Tax Considerations for U.S. Holders” in the Prospectus Supplement.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP